October 11, 2024

Dear Shareholder:

This quarter, we celebrated a momentous milestone for our bank, and we are thrilled to share it with you, our shareholders. Wilson Bank & Trust officially surpassed $5 billion in assets which is a testament to the hard work, dedication, and commitment of every member of the WBT family, both past and present. Surpassing this mark, positions us to offer even greater resources to our customers and deepen our investment in the communities we proudly serve. Overall, it is a powerful reminder of what we can achieve together. The following is a summary of our financial performance for the first nine months of 2024:

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Assets as of September 30, 2024 were $5.3 billion, representing an increase of $405.4 million, or 8.4% from December 31, 2023.
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Loans as of September 30, 2024 were $3.99 billion, representing an increase of $393.9 million, or 11.0% from December 31, 2023.
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Deposits as of September 30, 2024 were $4.7 billion, representing an increase of $339.5 million, or 7.8% from December 31, 2023.
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Shareholders’ equity as of September 30, 2024 was $483.5 million, representing an increase of $54.1 million, or 12.6% from December 31, 2023.
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Net Income for the nine months ended September 30, 2024 was $41.6 million, up $3.9 million, or 10.3%, over the nine months ended September 30, 2023.
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Earnings Per Diluted Share for the nine-month period ended September 30, 2024 were $3.52, compared to $3.25 for the nine-month period ended September 30, 2023, an increase of 8.3%.

The latest price at which the Company’s common stock has been traded of which we are aware was $74.10 per share.

This success allows us to move forward with new opportunities for expansion. One such example is the opening of our Century Farms office, which is progressing nicely and scheduled to open in just a few short months. This location will provide more accessible service locations to our customers in the Davidson County market and continue to elevate our presence in this key market for our bank.

We remain deeply committed to giving back within all our communities, and our We Believe Together employee-led initiative, continues to drive that focus. Whether through volunteer efforts, local sponsorships, or educational partnerships, we aim to make a meaningful difference in the lives of our neighbors. One very recent example was displayed in our efforts to help our neighbors in East Tennessee devastated by Hurricane Helene. In partnership with several Tennessee banks and our relationship with the Tennessee Bankers Association, WBT made a financial contribution to aid in the support of those impacted in our state. We will also continue to collect much needed necessities at all our locations throughout the bank’s footprint. We plan to continue our efforts to help our neighbors in the coming weeks and months, as we know all too well the long-term effects a natural disaster has on a community.

Lastly, I want to highlight our much-anticipated annual Oktoberfest event on October 19 and 20. This cornerstone event brings together families, customers, and communities to celebrate all things local while enjoying a fun-filled weekend. We are looking forward to good food, great weather, and even better fellowship.

Thank you for your continued trust and support as we celebrate these milestone achievements for our bank.

Warm regards,

John McDearman Jimmy Comer

President/CEO Chairman
Wilson Bank Holding Company Wilson Bank Holding Company